Exhibit 10.11

Arena Pharmaceuticals, Inc.

January 13, 2020

Steven Spector

Re: Transition and Retirement Agreement

Dear Steven,

This letter shall constitute the Transition and Retirement Agreement (the “Agreement”) between you and Arena Pharmaceuticals, Inc. (the “Company”).

1.Retirement Date.  Your employment with the Company will continue through March 1, 2020, which will become your employment termination date (the “Retirement Date”). As of the Retirement Date, you will be deemed to have resigned from any employment, officer, or director positions you hold with the Company or its subsidiaries.

2.Transition Period.

a.Duties.  Between now and the Retirement Date (the “Transition Period”), you will continue to perform your regular duties; provided, however, that you will also transition your duties and responsibilities to your successor (in accordance with a plan to be developed by you and Amit Munshi, CEO), and perform such other tasks as may be reasonably requested (collectively, the “Transition Services”).  You agree to perform your Transition Services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company.  During the Transition Period and thereafter, you must continue to comply with your obligations under your “Arena Pharmaceuticals, Inc. Proprietary Information and Invention Assignment Agreement” (a copy of which is attached hereto as Exhibit A).

b.Compensation/Benefits.  During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard health and welfare benefits, subject to the terms and conditions applicable to such plans and programs.  Your Company stock options and performance restricted stock unit awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and award agreements.  You will receive your annual performance bonus payment for 2019 at the same time as the Company’s other executives on or before March 15 2020, which amount will be determined pursuant to the terms of the Company’s Annual Incentive Plan for 2019 (such amount, the “2019 Annual Bonus”). Subject to Section 2.c. below, the requirement that you be employed as of the payment date for such bonus shall be waived.

c.Termination. Nothing in this Agreement alters your employment at will status.  Accordingly, during the Transition Period, you are entitled to resign your employment at any time and the Company may terminate your employment at any time for any reason. If, prior to the Retirement Date, either (i) you resign your employment or (ii) the Company terminates your employment for Cause (as defined in the Arena Pharmaceuticals, Inc. Severance Benefit Plan, as amended and restated effective January 4, 2019, a copy of which is attached hereto as Exhibit B (the “Severance Benefit Plan”)), you will no longer be eligible to receive Severance Benefits as defined below.  If your employment ends prior to the Retirement Date for any other reason (including death or Disability, as defined in the Severance Benefit Plan), you or your estate will receive the Severance Benefits, subject to the terms and conditions below (provided, however, in such instance you will not be required to comply with Section 2.a above).  If, prior to the payment of the 2019 Annual Bonus, either (x) you resign your employment or (y) the Company terminates your employment for Cause, you will no longer be eligible to receive the 2019 Annual Bonus; in all other cases, including your death or Disability, you or your estate will be paid your 2019 Annual Bonus.

3.Accrued Salary and Vacation/Paid Time Off.  On the Retirement Date, the Company will pay you all accrued salary and accrued but unused vacation/paid time off earned through the last day of your employment, subject to standard payroll deductions and withholdings.

4.Severance Benefits.  In full satisfaction of any obligation to provide you with benefits for a Covered Termination under the terms of the Severance Benefit Plan,  if you: (i) timely return this fully signed Agreement to the Company and allow it to become effective; (ii) comply with your obligations hereunder; and (iii) sign the Retirement Date Release attached hereto as Exhibit C on or within twenty-one (21) days after the Retirement Date and allow that release to become effective; then the Company will provide you with the following severance benefits (the “Severance Benefits”):

a.Cash Severance.  The Company will pay you, as severance, $990,522, which is the equivalent of eighteen (18) months of your base salary in effect as of the Retirement Date and 1.5 times the amount of your target annual bonus (the “Severance Payment”). The Severance Payment will be paid in a lump sum, subject to standard payroll deductions and withholdings, within five (5) business days after the earlier of: (i) the first business day that is six (6) months following the Retirement Date; or (ii) your death.

b.Health Insurance.  To the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits.  You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Retirement Date.  As an additional Severance Benefit, provided that you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums directly to continue your group medical, dental and/or vision insurance coverage (including coverage for eligible dependents, if applicable), through the period starting on the Retirement Date and ending on the earliest of: (i) the last day of the month that is eighteen (18) months after the Retirement Date; or (ii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (the “COBRA Premium Period”).  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you, on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to 140% of (x) the value of your last monthly group health insurance premiums immediately prior to the Retirement Date or (y) the value of your last monthly COBRA premiums paid by the Company, as applicable (dependent on the time the Company makes such determination that it cannot pay the COBRA premiums directly), and in either case subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be paid until the earlier of: (i) expiration of the COBRA Premium Period; or (ii) the date you are no longer enrolled in such COBRA coverage.

c. Equity Acceleration and Extended Exercise Period.  The Company will accelerate the vesting of all stock option awards issued by the Company and held by you as of your Retirement Date (collectively, the “Option Awards”) such that, as of the Retirement Date, you will be immediately vested in the portion of the Option Awards that were scheduled to vest under the vesting schedule of such Option Awards during the eighteen (18) months immediately following the Retirement Date.  For purposes of calculating the vesting acceleration in the preceding sentence, any unvested portion of Option Awards that are scheduled to vest in one or more annual installments shall be treated as if the original grant provided for vesting in equal monthly installments rather than annually.  Additionally, the Company will extend the exercise period for all Option Awards that are vested as of your Retirement Date (including those whose vesting accelerates pursuant to this Section 4.c.) until the later of: (i) the original post-termination exercise period provided in your stock option agreement; or (ii) eighteen (18) months after the Retirement Date; provided that in no event shall any Option Award be exercisable beyond the original contractual life of the Option Award.  The further vesting of all Option Awards will be suspended as of your Retirement Date (after applying the vesting acceleration pursuant to this Section 4.c.), except to the extent the vesting of the Option Awards further accelerate pursuant to the terms of the Consulting Services Agreement attached as Exhibit D (the “Consulting Agreement”) or otherwise pursuant to the terms of the Company’s applicable long-term incentive plan.  Except as expressly modified in this Agreement (or the Consulting Agreement), the Option Awards shall continue to be governed by the terms of the applicable grant notice, stock option agreement and the Company’s long-term incentive plan. Pursuant to tax rules governing the portion of your Option Awards that are considered “incentive stock options” (the “ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), such Option Awards may lose ISO status as of your Retirement Date as a result of the vesting acceleration described above (due to the IRS $100K limitation on ISOs) and will lose ISO status in any event three months following your Retirement Date, after which such Option Awards will be deemed nonqualified stock options.  In addition, the Consulting Agreement provides for an additional extension of the exercise period for certain of the Option Awards under the circumstances described in the Consulting Agreement (the “Extended Options”) and, as a result, any Extended Options that are ISOs will lose ISO status immediately.  The Company encourages you to seek independent advice concerning the tax status of your Option Awards and the corresponding tax implications of this Agreement and the benefits hereunder.

In addition, as further described in the Consulting Agreement, your performance restricted stock unit awards  that were granted on January 4, 2019 and that remain outstanding as of your Retirement Date (the “PRSUs”) will remain outstanding and you will remain eligible to receive shares of Company common stock in respect of such PRSUs until March 15, 2021, unless such PRSUs are terminated earlier under the circumstances set forth in the Consulting Agreement.

c.Attorneys’ Fees. The Company will reimburse you for documented attorneys’ fees actually incurred by you for the purpose of reviewing this Agreement and advising on it up to a maximum of $5,000.00. Such reimbursement will only be payable to you upon submission of appropriate documentation of payment.  For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A (as defined below):  (i) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

d.Termination Due to Death or Disability. Subject to applicable state or federal law, your employment with the Company will automatically terminate upon your death or Disability (as defined by the Severance Benefit Plan).  Under the Severance Benefit Plan, you are not entitled to any severance benefits in the case of your death or Disability.  However, as part of this Agreement, the Company will provide you with the Severance Benefits set forth in this Agreement upon your death or Disability occurring prior to the Retirement Date; provided, however, that you, your estate, or your representative (as applicable) signs the Retirement Date Release attached hereto as Exhibit C on or within twenty-one (21) days after the date your employment with the Company ends due to your death or Disability and allows that release to become effective.

5.Consulting Engagement.  In exchange for your: (i) entering into this Agreement and allowing it to become effective; (ii) complying with it; and (iii) signing the Retirement Date Release and allowing it to become effective; then, as an additional benefit, the Company agrees to retain you as a consultant under the terms specified in the Consulting Agreement.  Your consulting services to the Company under the Consulting Agreement are not expected to exceed more than 20% of the average level of services you performed to the Company in the three years preceding your Retirement Date.

6.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement (including its exhibits and the agreements, plans, instruments and insurance policies referenced herein and therein), you have not earned, will not earn by the Retirement Date, are not entitled to, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Retirement Date, with the exception of any vested right you may have under the express terms of any written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions, except as may be provided in this Agreement (including its exhibits).

7.Expense Reimbursements.  You agree that, within thirty (30) days after the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all unreimbursed business expenses that you incurred through the Retirement Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.Return of Company Property.  On the Retirement Date (or earlier if requested by the Company), you agree to return to the Company (or delete) all Company documents (and all copies thereof) and other Company property which you are aware is in your possession or control, including, but not limited to, Company hardcopy or electronic files, email, correspondence, data, images, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and strategic information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  Notwithstanding the foregoing or anything provided below, the Company will allow you to retain Company documents or property in your possession or control (i) you deem potentially helpful for you to perform services in accordance with the Consulting Agreement, or (ii) as otherwise approved by the Company in writing. You agree that you will make a diligent search to locate any such Company documents or property by the Retirement Date.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, after the Retirement Date you shall permanently delete (and not reinstate) such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary deletion is done.  Your compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

9.Public Announcement and Transition Messaging.  The Company plans to announce your retirement from the Company publicly shortly following the execution of this Agreement.  The Company and you agree that, in communications with Company employees and/or third parties about the circumstances related to your termination of service from the Company, the Company and your statements shall be consistent with the talking points previously exchanged between the Company and you or as subsequently agreed.

10.Nondisparagement.  You agree not to disparage the Company, and the Company’s officers, directors, employees, parents and subsidiaries, in any manner which could reasonably cause substantial harm to them or their business, business reputation or personal reputation, and the Company agrees to instruct its current executive officers and directors to not disparage you in any manner which could reasonably cause substantial harm to you or your business, business reputation or personal reputation; provided that you and the Company and its executive officers and directors may respond accurately to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that (i) are protected under the whistleblower provisions of federal or state law or regulation or under other applicable law or regulation, nor prevent you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment or (ii) which in good faith you reasonably deem necessary in the performance of your duties to the Company either prior to the Retirement Date or under the Consulting Agreement.

11.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or any other person, and the Company makes no such admission.

12.Cooperation.  You agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

13.Release of Claims.

a.General Release.  In exchange for the consideration provided to you under this Agreement, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, and obligations, of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to (i) your employment, (ii) the termination of your employment or (iii) events, acts conduct or omissions between the Company and you occurring at any time prior to and including the date you sign this Agreement, except for Excluded Claims (defined below) (collectively, the “Released Claims”).

b.Scope of Release.  Subject to the foregoing, the Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended)(the “ADEA”), and the California Labor Code (as amended).

c.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period expires without such revocation, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

d.Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

e.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your indemnification agreement with the Company, under the certificate of incorporation, bylaws, operating agreements or other charter documents of the Company or its subsidiaries, or under applicable law; (ii) any rights under the Company’s director and officer insurance policy, and any other Company or subsidiary insurance policy; (iii) any rights which cannot be waived as a matter of law, including without limitation claims under the California Fair Employment and Housing Act, to the extent such claims are not waivable as a matter of law with this release; (iv) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (v) any claims relating to or arising from the breach of this Agreement (including its exhibits and the agreements, plans, instruments and insurance policies referenced herein and therein).  You hereby represent and warrant that, as of the date of this Agreement, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

14.Protected Rights.  Nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

15.Representations.  You hereby represent that, as of the date of this Agreement, you have been paid all compensation owed and for all hours worked (except for the consideration to be provided to you under this Agreement and compensation not paid for the Company’s current payroll period), you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you on request).  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any of form of representative or class proceeding.  To the extent the preceding sentences in this paragraph regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This provision shall not apply to an action or claim that cannot be subject to mandatory arbitration under applicable law, including without limitation, claims brought pursuant to the California Private Attorney General Act of 2004 (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended), to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Arbitration Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Arbitration Excluded Claims listed above, the Arbitration Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.Tax Provisions.

a.Section 409A.  All severance benefits and other payments provided under the Agreement (including the Consulting Agreement) are intended to satisfy the requirements for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) to the maximum extent that an exemption is available (including but not limited to the exemption provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A 1(b)(9)) and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits and other payments provided under the Agreement (including the Consulting Agreement) are intended to comply with the requirements of Section 409A of the Code to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.  Specifically, the cash severance benefits under Section 4.a. of this Agreement are intended to comply with the payment limitation applicable to “specified employees” contained in Section 409A(a)(2)(B)(i), in order to avoid causing you to incur the additional 20% tax under Section 409A.  Each payment under this Agreement shall be treated as a separate and distinct payment for purposes of Section 409A.

b.Section 280G.  If any payment or benefit you may receive (including after your Retirement Date) in connection with a change in control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the parachute provisions of Section 4(e) of the Severance Benefit Plan shall apply and you acknowledge and agree (x) that, in order to avoid the Excise Tax, you may be required to return certain payments or benefits to the Company pursuant to the provisions of Section 4(e), and (y) to cooperate with the Company (or its acquirer) to promptly return any such payments or benefits as may be required pursuant to Section 4(e).

18.Miscellaneous.  This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including but not limited to your Amended and Restated Termination Protection Agreement, as amended.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California, as applied to contracts made and to be performed entirely within California, without regard to conflicts of law principles. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

19.notice of default or breach; Opportunity to Cure. Prior to the Company asserting you are in default or breach of this Agreement (or any exhibit), you must (a) receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for such breach or default; and (b) be provided with an opportunity during the 30 days following the receipt of such notice to cure or otherwise correct any such default or breach. The Company represents that, as of the date of this Agreement, it is not aware of any facts or circumstances, including any prior action or statement by you, that would constitute a breach or default by you of any provision in this Agreement had the Agreement been in effect at the time of the facts and circumstances.

[Signature page to follow.]

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days, and provide me with a fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Arena Pharmaceuticals, Inc.

By:/s/ Suzanne C. Zoumaras

Suzanne C. Zoumaras

Executive Vice President and Chief Human Resources Officer

Exhibit A: Arena Pharmaceuticals, Inc. Proprietary Information and Invention Assignment Agreement

Exhibit B: Arena Pharmaceuticals, Inc. Severance Benefit Plan

Exhibit C: Retirement Date Release

Exhibit D: Consulting Services Agreement

Understood, Accepted and Agreed:

/s/ Steven Spector

Steven Spector

__________________________________________

Date:  01/13/2020

Exhibit A

ARENA PHARMACEUTICALS, INC. PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B

Arena Pharmaceuticals, Inc. Severance Benefit Plan

Exhibit C

Retirement Date Release

(To be signed and returned to the Company on or within twenty-one (21) days after the Retirement Date)

In exchange for the consideration to be provided to me pursuant to that certain Transition and Retirement Agreement between me and Arena Pharmaceuticals, Inc. (the “Company”) (the “Agreement”), I hereby provide the following Retirement Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to (i) my employment, (ii) the termination of my employment or (iii) events, acts conduct or omissions between the Company and me occurring at any time prior to and including the time I sign this Retirement Date Release, except for Excluded Claims (defined below) (collectively, the “Released Claims”).

Subject to the foregoing, the Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Labor Code (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and releases in this Retirement Date Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims that arise after the date I sign this Retirement Date Release; (ii) I should consult with an attorney prior to signing this Retirement Date Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Retirement Date Release (although I may choose to voluntarily sign it sooner); (iv) I have seven (7) days following the date I sign this Retirement Date Release to revoke it, with such revocation to be effective only if I deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the Retirement Date Release will not be effective until the date upon which the revocation period has expires without such revocation, which will be the eighth day after I sign this Retirement Date Release provided that I do not revoke it (the  “Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Retirement Date Release.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to my written indemnification agreement with the Company, under the certificate of incorporation, bylaws, operating agreements or other charter documents of the Company or its subsidiaries, or under applicable law; (ii) any rights under the Company’s director and officer insurance policy, and any other Company or subsidiary insurance policy; (iii) any rights which cannot be waived as a matter of law, including without limitation claims under the California Fair Employment and Housing Act, to the extent such claims are not waivable as a matter of law with this release; (iv) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (v) any claims relating to or arising from the breach of the Agreement (or its exhibits, and the agreements, plans, instruments and insurance policies referenced herein and therein).

Except as prohibited by law or regulation, (i) I represent that I have not filed any claims against the Company and agree that I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced in the Agreement (or the exhibits) and (ii) I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my voluntary aid or approval, contrary to the provisions of this Retirement Date Release.

This Retirement Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement (or exhibits). The provisions of this Retirement Date Release shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

Understood and Agreed:

___________________________________________________________

Steven SpectorDate

Exhibit D

Consulting Services Agreement